UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                            (Amendment No. ____)*1

                         FALCON CABLE SYSTEMS COMPANY
------------------------------------------------------------------------------
                               (Name of Issuer)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   305902108
------------------------------------------------------------------------------
                                (CUSIP Number)

                   Unofficial Unitholder Oversight Committee
                        of Falcon Cable Systems Company
                 c/o Abner B. Kurtin, The Baupost Group, Inc.
                      44 Brattle Street, P.O. Box 389125
                      Cambridge, Massachusetts 02238-9125
                             Tel.: (617) 497-6680
                                with a copy to:
                            Charles H. Baker, Esq.
                               Battle Fowler LLP
                              75 East 55th Street
                           New York, New York 10022
                             Tel.: (212) 856-7000
------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                             and Communications)

                               January 29, 1996
------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with the statement /X/.
(A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securitiesfdescribedbin Item 1;eand (2) hasafiledtn tamendmentesubsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------

1 This initial filing on Schedule 13D, filed on behalf of the collective reporting persons hereunder, amends the Schedule 13D of Cumberland Associates, dated May 20, 1993 and filed with the Commission on May 21, 1993.

 330465.3

----------------------                                   ---------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 2 of 64 Pages
----------------------                                   ---------------------


------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Cumberland Associates
------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /
------------------------------------------------------------------------------
3  SEC USE ONLY


------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC & OO
------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /

------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York
------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                               None
  NUMBER OF
    SHARES
 BENEFICIALLY
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                --------------------------------------------------------------
                8   SHARED VOTING POWER2
                               None
                --------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                               349,300
                --------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                               18,900
------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              368,200
------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


              See footnote 2 below.
------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW  11)2
              5.75%
------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
              PN
------------------------------------------------------------------------------


--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


 330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 3 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Richard Reiss, Jr.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  / /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   PF & OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                    8,200
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                          368,200
                ---------------------------------------------------------------
                9   DISPOSITIVE POWER2
                          8,200
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                          368,200
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              376,400
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  /X /


              See footnote 2 below.
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
              5.9%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
              IN
-------------------------------------------------------------------------------

-----------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 4 of 64 Pages
---------------------                                    ----------------------

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Andrew Wallach
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X/


                                                                 (b)  / /

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   PF & OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                 7  SOLE VOTING POWER2
                        2,500
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                 --------------------------------------------------------------
                 8  SHARED VOTING POWER2
                        368,200
                 --------------------------------------------------------------
                 9  SOLE DISPOSITIVE POWER2
                        2,500
                 --------------------------------------------------------------
                 10 SHARED DISPOSITIVE POWER2
                        368,200
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
            370,700
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


              See footnote 2 below.
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
              5.8%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
              IN
-------------------------------------------------------------------------------

------------


2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 5 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    K. Tucker Andersen
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  /X /


                                                                 (b)  / /


-------------------------------------------------------------------------------
3   SEC USE ONLY


-------------------------------------------------------------------------------
4   SOURCE OF FUNDS*
    OO
-------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                               /  /



-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION
    United State
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                        None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                        368,200
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                        None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                        368,200
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
            368,200
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


              See footnote 2 below.
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
              5.75%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
              IN
-------------------------------------------------------------------------------

---------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

----------------------                                   ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 6 of 64 Pages
----------------------                                   ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Oscar S. Schafer
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  / /


-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS  EQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7    SOLE VOTING POWER2
                          None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8    SHARED VOTING POWER2
                          368,200
                ---------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER2
                          None
                ---------------------------------------------------------------
                10   SHARED DISPOSITIVE POWER2
                          368,200
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
               368,200
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /

               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               5.75%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------

-------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

----------------------                                   ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 7 of 64 Pages
----------------------                                   ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Bruce G. Wilcox
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b) /  /


-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS  EQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7    SOLE VOTING POWER2
                          None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8    SHARED VOTING POWER2
                          368,200
                ---------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER2
                          None
                ---------------------------------------------------------------
                10   SHARED DISPOSITIVE POWER2
                          368,200
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
               368,200
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               5.75%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------

-------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 8 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Eleanor Poppe
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZA ION
    United States
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                         None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                         368,200
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                         None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         368,200
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              368,200
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X/


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               5.75%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------

-----------------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!
  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 9 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Glenn Krevlin
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b) /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY

-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                        None
 NUMBER OF
   SHARES
BENEFICIA LY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                        368,200
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                        None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                        368,200
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
             368,200
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               5.75%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------

---------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 10 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   The Baupost Group, Inc.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC & OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Massachusetts
-------------------------------------------------------------------------------
                7   SOLE VOTING P WER2
                          None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                          500,200
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                          None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                          500,200
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
               500,200
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               7.8%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               CO & IA
-------------------------------------------------------------------------------

-------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 11 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Baupost Partners
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC & OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Massachusetts
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                         None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                         341,400
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                         None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         341,400
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              341,400
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 b low.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               5.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               PN & IA
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 12 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Seth A. Klarman
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                        None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                        500,200
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                        None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                        500,200
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
            500,200
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  /X/


              See footnote 2 below.
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
              7.8%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
              [IN]
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 13 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Harvest Capital, L.P.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                         83,900
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                         None
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                         83,900
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         None
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
             83,900
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


              See footnote 2 below.
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
              1.3%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
              PN
-------------------------------------------------------------------------------

--------------
2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 14 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Harvest Investment Management, Inc.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC & OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                         67,300
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                         18,800
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                         67,300
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         18,800
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              86,100
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


              See footnote 2 below.
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
              1.35%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
              CO
-------------------------------------------------------------------------------

---------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 15 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Pine Harvest Partners, L.P.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   WC
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                       18,800
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                       None
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                       18,800
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                       None
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              18,800
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


              See footnote 2 below.
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY  MOUNT IN ROW (11)2
              0.3%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
              PN
-------------------------------------------------------------------------------

--------------
2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 16 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Harvest Advisors, L.L.C.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                         None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                         18,800
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                         None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         18,800
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              18,800
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               0.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               OO
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 17 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   LDB Corp.
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  /X /


                                                                     (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                         None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                         83,900
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                         None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         83,900
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              83,900
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


              See footnote 2 below.
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
              1.3%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
              CO
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 18 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Laurence D. Belfer
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7    SOLE VOTING POWER2
                         None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8    SHARED VOTING POWER2
                         83,900
                ---------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER2
                         None
                ---------------------------------------------------------------
                10   SHARED DISPOSITIVE POWER2
                         83,900
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              83,900
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN R W (11)2
               1.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 19 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   J. Morgan Rutman
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                         None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                         83,900
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                         None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         83,900
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              83,900
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               1.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 20 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Marjorie Gochberg Kellner
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                         None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                         83,900
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                         None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         83,900
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              83,900
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               1.3%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 21 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Tweedy, Browne Company L.P. ("TBC")
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                    TBC has sole voting power with respect to 264,320 Units
 NUMBER OF          held in accounts over which TBC has investment discretion.
   SHARES           Additionally certain general partners of TBC may be deemed
BENEFICIALLY        to have sole power to vote certain Units as more fully
  OWNED BY          set forth herein.
    EACH
 REPORTING     ----------------------------------------------------------------
PERSON WITH    8   SHARED VOTING POWER2
                         None
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                    None, except that certain of the general partner of TBC may be deemed to have sole power to dispose of certain Units
                    as more fully set forth herein.
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         290,040 Units held in accounts of TBC.
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              290,040
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               4.5%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               PN, BD & IA
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 22 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Christopher H. Browne
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)
                                                                      /  /

-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7   SOLE VOTIN  POWER2
                         None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                        264,320
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                        None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                        290,040
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
               290,040
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               4.5%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------

--------------
2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!


  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 21 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   William H. Browne
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7    SOLE VOTING POWER2
                        None
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                        264,320
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                        None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                        290,040
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
                          290,040
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X/


                          See footnote 2 below
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
                       4.5%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
                          IN
-------------------------------------------------------------------------------

-------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 24 of 64 Pages
---------------------                                    ----------------------


--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   John D. Spears
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   OO
-------------------------------------------------------------------------------
5   HECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)                               /  /



-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7   SOLE VOTING POWER2
                        None
 NUMBER OF
   SHARE
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                        264,320
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                        None
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                        290,040
-------------------------------------------------------------------------------
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
             290,040
-------------------------------------------------------------------------------
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


             See footnote 2 below.
-------------------------------------------------------------------------------
13 PERCENT OF CLASS REPRESENTED BYTYPEUOF REPORTING1PERSON*
             4.5%
-------------------------------------------------------------------------------
14 TYPE OF REPORTING PERSON*
                          IN
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

---------------------                                    ----------------------
CUSIP No.  305902108           SCHEDULE 13D              Page 25 of 64 Pages
---------------------                                    ----------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Arthur Zankel
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  /X /


                                                                 (b)  /  /

-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  SOURCE OF FUNDS*
   PF & OO
-------------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                /  /


-------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
   United States
-------------------------------------------------------------------------------
                7   SOLE VOTING POW R2
                        50,000
 NUMBER OF
   SHARES
BENEFICIALLY
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ---------------------------------------------------------------
                8   SHARED VOTING POWER2
                         39,500
                ---------------------------------------------------------------
                9   SOLE DISPOSITIVE POWER2
                         50,000
                ---------------------------------------------------------------
                10  SHARED DISPOSITIVE POWER2
                         39,500
-------------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON2
              89,500
-------------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* /X /


               See footnote 2 below.
-------------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)2
               1.4%
-------------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
               IN
-------------------------------------------------------------------------------

--------------

2    Pursuant to Rule 13d-5, the collective reporting persons under this
     Schedule 13D shall be deemed to have acquired beneficial ownership, for purposes hereof, of all equity securities of the issuer beneficially owned by all such persons, which securities aggregate 1,428,640 in amount and constitute approximately 22.33% of the class represented. See Item 5.

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

  330465.3

Item 1.    Security and Issuer

                 This statement relates to units of limited partnership interest (the "Units") of Falcon Cable Systems Company, a California limited partnership (the "Partnership"), which has its principal executive offices at 10900 Wilshire Boulevard, 15th Floor, Los Angeles, California 90024.

Item 2.    Identity and Background

                 (a)-(c), (f). This statement is being filed by (i) Cumberland Associates, a New York limited partnership ("Cumberland"), (ii) Richard Reiss, Jr. ("Reiss"), (iii) Andrew Wallach ("Wallach"), (iv) K. Tucker Andersen ("Andersen"), (v) Oscar S. Schafer ("Schafer"), (vi) Bruce G. Wilcox ("Wilcox"), (vii) Eleanor Poppe ("Poppe"), (viii) Glenn Krevlin ("Krevlin"),
(ix) The Baupost Group, Inc., a Massachusetts corporation ("Baupost Group"),
(x) Baupost Partners, a Massachusetts general partnership ("Baupost Partners"), (xi) Seth A. Klarman ("Klarman"), (xii) Harvest Capital, L.P., a Delaware limited partnership ("Harvest Capital"), (xiii) LDB Corp., a Delaware corporation ("LDB"), (xiv) Laurence D. Belfer ("Belfer"), (xv) J. Morgan Rutman ("Rutman"), (xvi) Marjorie Gochberg Kellner ("Kellner"), (xvii) Harvest Investment Management, Inc., a Delaware corporation ("Harvest Management"), (xviii) Pine Harvest Partners, L.P., a Delaware limited partnership ("Pine Harvest"), (xix) Harvest Advisors, L.L.C., a Delaware limited liability company ("Harvest Advisors"), (xx) Tweedy, Browne Company L.P., a Delaware limited partnership ("TBC"), (xxi) Christopher H. Browne ("C.H. Browne"),
(xxii) William H. Browne ("W.H. Browne"), (xxiii) John D. Spears ("Spears"), and (xxiv) Arthur Zankel ("Zankel"). Cumberland, Reiss, Wallach, Andersen, Schafer, Wilcox, Poppe, and Krevlin are sometimes collectively referred to herein as the "Cumberland Entities." Baupost Group, Baupost Partners and Klarman are sometimes collectively referred to herein as the "Baupost Entities." Harvest Capital, LDB, Belfer, Rutman, Kellner, Harvest Management, Pine Harvest and Harvest Advisors are sometimes collectively referred to herein as the "Harvest Entities." TBC, C.H. Browne, W.H. Browne and Spears are sometimes collectively referred to herein as the "TBC Entities." The Cumberland Entities, the Baupost Entities, the Harvest Entities, the TBC Entities and Zankel are sometimes collectively referred to herein as the "Reporting Persons."

               The principal business of Cumberland is managing, on a discretionary basis, nine securities accounts, the principal one of which is Cumberland Partners. The address of the principal business and principal office of Cumberland is 1114 Avenue of the Americas, New York, New York 10036. Reiss, Wallach, Andersen, Schafer, Wilcox, Poppe and Krevlin are the general partners (the "Cumberland GPs") of Cumberland. The present principal occupation or employment of each of the Cumberland GPs is serving as general partner of Cumberland. The business address of each of the Cumberland GPs is c/o Cumberland Associates, 1114 Avenue of the Americas, New York, New York 10036. Each of the Cumberland GPs is a citizen of the United States of America.


                                Page 26 of 64
  330465.3

               The principal business of Baupost Group is acting as general partner of several Massachusetts investment limited partnerships and as investment adviser and manager of The Baupost Fund, a Massachusetts business trust ("Baupost Fund"). The principal business of Baupost Partners is acting as general partner and investment adviser of four Massachusetts investment partnerships. The present principal occupation or employment of Mr. Klarman is that of President and Managing Director of Baupost Group, President and Trustee of Baupost Fund, and general partner of Baupost Partners and several Massachusetts investment partnerships. The address of the principal business and principal office of each of the Baupost Entities is 44 Brattle Street, 2nd Floor, P.O. Box 389125, Cambridge, Massachusetts 02238- 9125. The present principal occupations or employments of the directors and executive officers of Baupost Group, and the principal businesses and addresses of any corporations or other organizations in which such employment is conducted, are set forth on Schedule I hereto. The present principal occupations or employments of each of the general partners of Baupost Partners (the "Baupost Partners GPs"), and the principal businesses and addresses of any corporations or other organizations in which such employment is conducted, are set forth on
Schedule I hereto. Klarman and each of the persons listed on Schedule I hereto as a director, executive officer or general partner of a Baupost Entity is a citizen of the United States of America.

               The principal business of Harvest Capital is managing investment accounts. The general partners of Harvest Capital are LDB, Rutman and Kellner. The sole director, executive officer and controlling shareholder of LDB is Belfer. The principal business of Harvest Management is managing, on a discretionary basis, securities accounts. The directors and executive officers of Harvest Management are Belfer, Rutman and Kellner. The principal business of Pine Harvest is managing investment accounts. The general partners of Pine Harvest are Harvest Management and Harvest Advisors. The members of Harvest Advisors are Belfer, Rutman and Kellner. The present principal occupations or employments of Belfer, Rutman and Kellner, and the principal businesses and addresses of any corporations or other organizations in which such employment is conducted, are set forth on Schedule I hereto. The present address of the present principal business and principal office of each of the Harvest Entities is 767 Fifth Avenue, 46th Floor, New York, New York 10153. Belfer, Rutman and Kellner are each a citizen of the United States of America.

               TBC is engaged primarily in the business of a securities broker and dealer and investment adviser, is registered as a broker-dealer and investment adviser with the Securities and Exchange Commission, and is a member of the National Association of Securities Dealers, Inc. The address of the principal business and principal office of TBC is 52 Vanderbilt Avenue, New York, New York 10017. The general partners of TBC are C.H. Browne, W.H. Browne and Spears ( the "TBC GPs"). The present principal occupations or employments of each of the TBC GPs is serving as general partner of TBC, TBK Partners, L.P., a Delaware limited partnership ("TBK"), and Vanderbilt Partners, L.P., a Delaware limited partnership ("VPLP"). The principal business of each TBK and VPLP is investing in securities for their respective accounts. The business address of each of the TBC GPs, TBK and VPLP is 52 Vanderbilt Avenue, New York, New York 10017. Each of the TBC GPs is a citizen of the United States of America.

                                Page 27 of 64
  330465.3
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               Zankel's business address is c/o First Manhattan Co., 437
Madison Avenue, New York, New York 10022. The present principal occupation or employment of Zankel is serving as a general partner of First Manhattan Co., an investment management and securities brokerage firm. The principal business address of First Manhattan Co. is 437 Madison Avenue, New York, New York 10022. Zankel is a citizen of the United States of America.

                 (d) and (e). During the last five years, no Reporting Person and no person listed on Schedule I has (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                 Information contained herein with respect to each Reporting Person is given solely by such Reporting Person, and no other Reporting Person has responsibility for the accuracy or completeness of information supplied by such other Reporting Person.

Item 3.    Source and Amount of Funds or Other Consideration

                 As of the date hereof, Cumberland had acquired a total of 368,200 Units for an aggregate consideration of approximately $1,942,906. Of that amount, Cumberland invested approximately $1,853,037 on behalf of Cumberland Partners and approximately $89,869 on behalf of one of Cumberland's other managed accounts. The source of funds for the purchase of all such Units by Cumberland was a combination of investment capital contributed by Cumberland Partners and the other managed account, and margin borrowings through the margin accounts of the managed account holder maintained with Morgan Stanley & Co. Incorporated. By virtue of Rule 13d-3 under the Act ("Rule 13d-3"), each of the Cumberland GPs may be deemed to beneficially own all of the Units purchased by Cumberland on behalf of Cumberland Partners and the other managed account. Therefore, each of the Cumberland GPs may be deemed to have invested the aggregate amount of funds specified in the first sentence of this paragraph. In addition to 368,200 Units with respect to which Reiss and Wallach, as Cumberland GPs, may be deemed to beneficially own, as of the date hereof, Wallach directly owned 2,500 Units and Reiss beneficially owned (directly or through an individual retirement account) 8,200 Units. Wallach acquired his 2,500 Units for an aggregate consideration of approximately $20,968, all of which was from personal funds. Reiss acquired his 8,200
Units for an aggregate consideration of approximately $67,980, all of which was from personal funds.

                 As of the date hereof, the Baupost Entities had acquired a total of 500,200 Units for an aggregate consideration, including brokerage commissions, of approximately $5,059,773. Of the amount specified in the first sentence, as of the date hereof, Baupost Partners had acquired a total of 341,400 Units for an aggregate consideration, including brokerage commissions, of approximately $3,686,100. The Units beneficially owned by Baupost Partners were purchased with investment funds obtained from working capital of several Massachusetts investment limited partnerships. By virtue of Rule 13d-3, each of the Baupost Partners GPs may

                                Page 28 of 64
  330465.3
be deemed to beneficially own all of the Units purchased by Baupost Partners and the other accounts managed by Baupost Partners. Therefore, each of the Baupost Partners GPs may be deemed to have invested the aggregate amount of funds specified in the second sentence of this paragraph. In addition to 341,400 Units with respect to which Baupost Group and Klarman, each as a Baupost Partners GP, may be deemed to beneficially own, as of the date hereof, Baupost Group and Klarman had acquired an additional 158,800 Units for an aggregate consideration, including brokerage commissions, of approximately $1,373,673. The Units beneficially owned by Baupost Group and Klarman were purchased with investment funds from working capital of several Massachusetts investment limited partnerships and Baupost Fund.

                 As of the date hereof, the Harvest Entities had acquired a total of 170,000 Units for an aggregate consideration of approximately $1,447,008. Of the amount specified in the first sentence, Harvest Capital had acquired a total of 83,900 Units for an aggregate consideration, including brokerage commissions, of approximately $705,103. The Units beneficially owned by Harvest Capital were purchased from working capital. By virtue of Rule 13d-3, each of LDB, Rutman and Kellner, as general partners of Harvest Capital, may be deemed to own all of the Units purchased by Harvest Capital and may be deemed to have invested the amount of funds specified above for the acquisition of such Units. Of the amount specified in the first sentence, Pine Harvest had acquired a total of 18,800 Units for an aggregate consideration, including brokerage commissions, of approximately $146,538. The Units beneficially owned by Pine Harvest were purchased from working capital. By virtue of Rule 13d-3, each of Harvest Management and Harvest Advisors, as general partners of Pine Harvest, may be deemed to own all of the Units purchased by Pine Harvest and may be deemed to have invested the amount of funds specified above for the acquisition of such Units. In addition to 18,800 Units with respect to which Harvest Management, as a general partner of Pine Harvest, may be deemed to beneficially own, as of the date hereof, Harvest Management had acquired an additional 67,300 Units for an aggregate consideration, including brokerage commissions, of approximately $595,457. The source of funds for the purchase of the 67,300 Units by Harvest Management was funds on hand from managed accounts.

                 As of the date hereof, the number of Units with respect to which TBC may be deemed to beneficially own is 290,040 Units, all of which Units were purchased in open market transactions. The aggregate consideration, including brokerage commissions, of the Units beneficially owned by TBC was approximately $3,528,830. The source of funds for the purchase of all such Units came from the funds on hand in each individual managed account and in certain instances from standard margin account borrowings from brokerage accounts maintained at Fleet Clearing Corporation. By virtue of Rule 13d-3, each of the TBC GPs may be deemed to beneficially own all of the Units purchased by the accounts managed by TBC.

                 As of the date hereof, Zankel had acquired 89,500 Units for an aggregate consideration, including brokerage commissions, of approximately $806,074. The source of funds for the purchase of all such Units was personal funds and funds on hand from accounts managed by First Manhattan Co.


                                Page 29 of 64
  330465.3

Item 4.    Purpose of Transaction

                 Each of the Reporting Persons acquired its respective Units in order to obtain an equity interest in the Partnership for investment purposes.

                 The information set forth under "Item 5. Other Information" of the Partnership's Quarterly Report on Form 10-Q for the period ended September 30, 1995 (the "September Form 10-Q"), a copy of which is attached to this Schedule 13D as Exhibit I, is herein incorporated by reference.

                 On January 29, 1996, certain of the Reporting Persons formed the Unofficial Unitholder Oversight Committee (the "Committee") of the Partnership in order to provide Unitholder representation and oversight as the Partnership prepares for its scheduled termination on December 31, 1996 and to communicate with the Partnership, the General Partner, the Advisory Committee, and the appraisers participating in the Appraisal Process. Specifically, the Committee intends to monitor, review and audit the Appraisal Process, the Proposal, the Exchange and any other related transactions between the Partnership, the General Partner and any affiliates (i) to promote the full and fair value of the Partnership's Units and the economic interests of Unitholders generally, and (ii) to review any proposal by the General Partner of an amendment or modification of the Partnership Agreement to determine if any such proposal is in the best interests of Unitholders. Although the Committee intends to act generally with regard to the best interests of Unitholders as a whole, the Committee does not, nor shall it be deemed or construed to, specifically act for or on behalf of any other person or entity, including Unitholders that are not members of the Committee, for any purpose whatsoever. The members of the Committee include Baupost Group, Cumberland, Harvest Capital and TBC.

                 The Reporting Persons may be deemed to constitute a "group" by virtue of their collective retention of legal counsel and their intention to communicate with each other, other Unitholders of the Partnership, the Partnership and the General Partner, and from time to time, to take certain other concerted actions as they may deem necessary or desirable in connection with the Committee's purposes. Each of the Reporting Persons will act independently with respect to the voting of Units and there is no agreement or understanding among the members of the Committee or the Reporting Persons with respect to the purchase, sale or voting, or refraining from purchasing, selling, or voting, Units of the Partnership. Each member of the Committee reserves the right to cease its participation as a member of the Committee at any time.

                 The Reporting Persons individually intend to review on a continuing basis their respective investments in the Units and may, subject to the continuing evaluation of numerous factors, including, among other things, the availability of Units for purchase and the price levels of such Units, general market and economic conditions, ongoing evaluation of the Partnership's business, financial condition, operations and prospects, the relative attractiveness of alternative business and investment opportunities, the actions of the Partnership, the General Partner and their respective affiliates with respect to the Partnership's assets (including the Proposal and the Exchange), and other future developments, acquire from time to time additional Units, or retain or sell all or a portion of their respective holdings of Units, in the open market or in privately

                                Page 30 of 64
  330465.3
negotiated transactions. Any open market or privately negotiated purchases or sales may be made at any time.

                 Although the foregoing reflects activities currently contemplated by the Reporting Persons and the Committee with respect to the Partnership, the foregoing is subject to change at any time, and there can be no assurance that the Reporting Persons or the Committee will take any of the actions referred to above or take other actions not described herein. Except as set forth above and in Item 6, none of the Reporting Persons has any present plans or intentions that would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

Item 5.    Interest in the Securities of the Issuer

                 (a) and (b) Pursuant to Rule 13d-5, the Reporting Persons shall be deemed to have acquired beneficial ownership, as of January 29, 1996, of the Units beneficially owned by all such persons. As of the date hereof, the Reporting Persons beneficially owned an aggregate of 1,428,640 Units, which constitutes approximately 22.33% of the outstanding Units.* Such Unit ownership was held by the respective Reporting Persons as set forth below.

                 As of the date hereof, Cumberland beneficially owned 368,200 Units, which constitutes approximately 5.75% of the outstanding Units. Cumberland has the sole power to dispose or direct the disposition of 349,300 Units and shares the power to dispose or direct the disposition of an additional 18,900 Units. Cumberland has no voting power with respect to the Units. Pursuant to Rule 13d-3, each of the Cumberland GPs may, by virtue of his or her position as a general partner of Cumberland, be deemed to beneficially own the Units held by Cumberland. In addition to the 368,200 Units which Wallach, as a Cumberland GP, may be deemed to beneficially own, as of the date hereof, Wallach has the sole power to vote or direct the vote, or to dispose or direct the disposition, of 2,500 additional Units which he owns directly (the "Wallach Units"). Together with Units Wallach may be deemed to beneficially own as a Cumberland GP, Wallach may be deemed to beneficially own an aggregate of 370,700 Units, which constitutes approximately 5.8% of the outstanding Units. In addition to the 368,200 Units which Reiss, as a Cumberland GP, may be deemed to beneficially own, as of the date hereof, Reiss has the sole power to vote or direct the vote, or to dispose or direct the disposition, of 8,200 additional Units which he owns directly or through his individual retirement account (the "Reiss Units"). Together with Units Reiss may be deemed to beneficially own as a Cumberland GP, Reiss may be deemed to beneficially own an aggregate of 376,400 Units, which constitutes approximately 5.9% of the outstanding Units. Neither the filing of this
Schedule 13D nor any of its contents shall be deemed an admission that Cumberland is the beneficial owner of the Wallach Units or the Reiss Units and Cumberland expressly disclaims beneficial ownership of the Wallach Units and the Reiss Units. The foregoing does not reflect 950 Units owned by Reiss' spouse through her individual retirement account and Keogh plan, 3,600 Units owned

--------
*          All calculations of percentages of beneficial ownership in this
           Schedule 13D are based on there being 6,398,913 Units outstanding, as of September 30, 1995, as disclosed in the Partnership's Quarterly Report on Form 10-Q, for the period ended September 30, 1995.

                                Page 31 of 64
  330465.3

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directly by Reiss' adult daughter, and 4,600 Units held in trust for the benefit of Reiss' children; Reiss exercises no voting or dispositive power with respect to such Units and expressly disclaims beneficial ownership with respect thereto.

                 As of the date hereof, Baupost Group may be deemed to beneficially own, by reason of the provisions of Rule 13d-3, 500,200 Units held by several Massachusetts investment limited partnerships and Baupost Fund, which constitutes approximately 7.8% of the outstanding Units. Baupost Group owns directly no Units. Baupost Partners may be deemed to beneficially own, by reason of the provisions of Rule 13d-3, 341,400 Units held by several Massachusetts investment limited partnerships, which constitutes approximately 5.3% of the outstanding Units. Pursuant to Rule 13d-3, each of the Baupost Partners GPs may, by virtue of his, her or its position as a general partner of Baupost Partners, be deemed to beneficially own the Units held by Baupost Partners. Baupost Partners owns directly no Units. Klarman may be deemed to beneficially own, by reason of the provisions of Rule 13d-3, 500,200 Units held by several Massachusetts investment limited partnerships and Baupost Fund, which constitutes approximately 7.8% of the outstanding Units. Klarman owns directly no Units. In the aggregate, the Baupost Entities beneficially own an aggregate of 500,200 Units, which constitutes approximately 7.8% of the outstanding Units. As described above, the Baupost Entities have shared power to vote and dispose of Units held by various Massachusetts investment limited partnerships and Baupost Fund.

                 As of the date hereof, Harvest Capital beneficially owned 83,900 Units, which constitutes approximately 1.3% of the outstanding Units. Harvest Capital has the sole power to vote or direct the vote, or to dispose or direct the disposition, of the 83,900 Units it owns directly. Pursuant to Rule 13d-3, each of LDB, Rutman and Kellner may, by virtue of his, her or its position as a general partner of Harvest Capital, be deemed to beneficially own the Units held by Harvest Capital. Pursuant to Rule 13d-3, Belfer may, by virtue of being the controlling shareholder of LDB, a general partner of Harvest Capital, be deemed to beneficially own the Units held by Harvest Capital. As of the date hereof, Pine Harvest beneficially owned 18,800 Units, which constitutes approximately 0.3% of the outstanding Units. Pine Harvest has the sole power to vote or direct the vote, or to dispose or direct the disposition, of the 18,800 Units it owns directly. Pursuant to Rule 13d-3, Harvest Management and Harvest Advisors may, by virtue of their positions as general partners of Pine Harvest, be deemed to beneficially own the Units held by Pine Harvest. In addition to the 18,800 Units which Harvest Management, as a general partner of Pine Harvest, may be deemed to beneficially own, as of the date hereof, Harvest Management has the sole power to vote or direct the vote, or to dispose or direct the disposition, of 67,300 additional Units which are held investment accounts it manages. Together with Units Harvest Management may be deemed to beneficially own as a general partner of Pine Harvest, Harvest Management may be deemed to beneficially own an aggregate of 86,100 Units, which constitutes approximately 1.35% of the outstanding Units. Harvest Management owns directly no Units. In the aggregate, the Harvest Entities beneficially own an aggregate of 170,000 Units, which constitutes approximately 2.7% of the outstanding Units. As described above, various of the Harvest Entities have shared power to vote and dispose of Units held by limited partnerships and managed accounts.

                 As of the date hereof, TBC may be deemed to be the beneficial owner of 290,040 Units, which constitutes approximately 4.5% of the outstanding Units. Such Units are held in

                                Page 32 of 64
  330465.3
accounts over which TBC has investment discretion. Neither the filing of this
Schedule 13D nor any of its contents shall be deemed an admission that TBC is the beneficial owner of any of the Units held in such accounts and TBC expressly disclaims beneficial ownership of any of such Units. Pursuant to Rule 13d-3, the TBC GPs may be deemed to be the beneficial owner of the Units held by TBC by reason of being general partners of TBC. However, nothing contained herein shall be construed as an admission that any of the TBC GPs is the beneficial owner of any of the Units held by TBC and the TBC GPs expressly disclaim beneficial ownership of any of such Units. TBC has investment discretion with respect to 290,040 Units and has the power to dispose or direct the disposition of all such Units. Of these Units, TBC has the sole power to vote or direct the voting of 264,320 Units.

                 As of the date hereof, Zankel may be deemed to be the beneficial owner, by reason of the provisions of Rule 13d-3, of 89,500 Units, which constitutes approximately 1.4% of the outstanding Units. Zankel has the sole power to vote or direct the vote, or to dispose or direct the disposition, of the 50,000 Units he owns directly. In addition, pursuant to Rule 13d-3, Zankel may be deemed to be the beneficial owner of the 39,500 Units held in accounts of First Manhattan Co., an investment management and securities brokerage firm which has voting power and investment discretion over managed accounts, in which Zankel is a general partner.

                 Except as set forth above, neither the filing of this
Schedule 13D nor any of its contents shall be deemed to constitute an admission that any Reporting Person is the beneficial owner of any of the Units owned by another Reporting Person for purposes of Section 13(d) of the Act or for any other purpose, and each Reporting Person expressly disclaims beneficial ownership of Units beneficially owned by any other Reporting Person.

                 (c) Schedule II attached hereto sets forth a list of each transaction in Units effected by the respective Reporting Persons since November 29, 1995.

                 (d) With respect to any Reporting Person who manages investment accounts, to the best knowledge of such Reporting Person, each of the persons maintaining such an account has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Units held in said person's account. Except as otherwise described in this
Item 5(d), no other persons are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any Units beneficially owned by any of the Reporting Persons.

                 (e)      Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

                 The information set forth in Item 3 and Item 4 above is hereby incorporated by reference herein.

                 The Cumberland Entities, the Baupost Entities, the Harvest Entities, TBC and Zankel have orally agreed to contribute, generally on a pro rata basis based on the number of Units owned, funds to defray the expenses of the Committee's efforts in furtherance of its purposes;

                                Page 33 of 64
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it is contemplated that other Unitholders may subsequently join as members of the Committee and/or contribute funds to the Committee to defray the expenses of the Committee's efforts in furtherance of its purposes. On January 29, 1996, the Partnership and the Committee executed a letter agreement (the "Letter Agreement"), a copy of which is attached to this Schedule 13D as
Exhibit II and is incorporated herein by reference, pursuant to which the Partnership agreed (i) to pay for fifty percent (50%) of the Committee's legal fees and disbursements, up to a maximum amount to be paid by the Partnership of $50,000, and (ii) to provide to the Committee, from time to time as requested by the Committee, reasonable access to such documents and information as the Partnership deems appropriate (including copies thereof), including, but not limited to, documents and other information provided to the appraisers participating in the Appraisal Process. No portion of such funds may be drawn down or applied against services rendered by the Committee's legal counsel specifically for the purpose of commencing litigation or otherwise in connection with actual litigation against the Partnership or any of its affiliates. In addition, pursuant to the Letter Agreement, the Committee agreed to keep confidential Partnership information furnished to the Committee by the Partnership, except for certain information which the Committee may obtain by other means, as more fully described in the Letter Agreement.

           The Letter Agreement may be terminated by the Partnership to the extent the Committee explicitly threatens or commences litigation proceedings against the Partnership or any of its affiliates, or if the members of the Committee and their respective affiliates cease to own in the aggregate at least 50% of the number of Units owned by them as of January 29, 1996.

                 The Reporting Persons have agreed to jointly file this
Schedule 13D pursuant to a written agreement, a copy of which is attached to this Schedule 13D as Exhibit III and is incorporated herein by reference.

                 Pursuant to management agreements with their respective managed accounts, Cumberland, Baupost Group, Harvest Management and, with respect to only certain accounts, TBC, each receive an annual management fee from account holders and possible additional fees reflecting participation in the net appreciation in the value of the securities in their respective managed accounts during the preceding fiscal year, calendar year or twelve month period.

                 Except as described in Item 3, Item 4, Item 5 and this Item 6, none of the Reporting Persons have any contracts, arrangements, understanding or relationships with respect to securities of the Partnership.

Item 7.    Material to be Filed as Exhibits

           1. Written Agreement, dated January 29, 1996, among the Reporting Persons regarding Joint Filing of Schedule 13D.

           2. Letter agreement, dated January 29, 1996, between the Partnership and the Committee.

            3. Item 5 from the Partnership's Quarterly Report on Form 10-Q for the period ended September 30, 1995.

                                Page 34 of 64
  330465.3

                                  SCHEDULE I


BAUPOST ENTITIES


      Directors and Executive Officers of Baupost Group ("Baupost Group")

--------------------------------------------------------------------------------------------------------------------------------
                                                                        Present Principal Occupation or
                                                                        Employment; Principal
                                                                        Business and Address of Any Corporation or Other
Name                                  Principal Business Address        Organization In Which Such Employment is Conducted, if any
--------------------------------------------------------------------------------------------------------------------------------

Seth A. Klarman                       44 Brattle Street                 President and Director of Baupost
President & Director                  P.O. Box 389125                   Group; general partner, Baupost
                                      Cambridge, MA 02238               Partners and other Massachusetts
                                                                        investment limited partnerships;
                                                                        President and Trustee of The
                                                                        Baupost Fund.
--------------------------------------------------------------------------------------------------------------------------------
Howard H. Stevenson                   44 Brattle Street                 Professor, Harvard Graduate
Vice Chairman, Director and           P.O. Box 389125                   School of Business Administration,
Treasurer                             Cambridge, MA 02238               Baker Library, Boston, MA 02163;
                                                                        Vice Chairman, Director and
                                                                        Treasurer of Baupost Group;
                                                                        Chairman of Baupost Fund.
--------------------------------------------------------------------------------------------------------------------------------
William J. Poorvu                     P.O. Box 828                      Professor, Harvard Graduate
Chairman of the Board of              Cambridge, MA 02238               School of Business Administration,
Directors                                                               P.O. Box 828, Cambridge, MA
                                                                        02238; Vice Chairman and
                                                                        Treasurer of the Board of Trustees
                                                                        of The Baupost Fund; Chairman of
                                                                        the Board of Directors of Baupost
                                                                        Group.
--------------------------------------------------------------------------------------------------------------------------------
Jordan J. Baruch                      1200 18th Street, NW              Chairman of the Board, Jordan J.
Director and Asst. Secretary          Suite 610                         Baruch Associates (Consultants), a
                                      Washington, DC 20036              consulting business at
                                                                        1200 18th Street NW, Suite 610,
                                                                        Washington, DC 20036.
--------------------------------------------------------------------------------------------------------------------------------
Jo-An B. Bosworth                     44 Brattle Street                 Vice President, Secretary and Clerk
Vice President, Secretary and         P.O. Box 389125                   of Baupost Group, general partner
Clerk                                 Cambridge, MA 02238               of Baupost Partners; assistant Clerk
                                                                        of The Baupost Fund.


  330465.3


--------------------------------------------------------------------------------------------------------------------------------
                                                                        Present Principal Occupation or
                                                                        Employment; Principal
                                                                        Business and Address of Any Corporation or Other
Name                                  Principal Business Address        Organization In Which Such Employment is Conducted, if any
--------------------------------------------------------------------------------------------------------------------------------

Paul C. Gannon                        44 Brattle Street                 Vice President and Chief Financial
Vice President, Chief Financial       P.O. Box 389125                   and Administrative Officer of
and Administrative Officer            Cambridge, MA 02238               Baupost Group; Vice President of
                                                                        The Baupost Fund.
--------------------------------------------------------------------------------------------------------------------------------
David C. Abrams                       44 Brattle Street                 Vice President of Baupost Group;
Vice President                        P.O. Box 389125                   Vice President of The Baupost
                                      Cambridge, MA 02238               Fund.
--------------------------------------------------------------------------------------------------------------------------------



           General Partners of Baupost Partners

---------------------------------------------------------------------------------------------------------------------------------
                                                                         Present Principal Occupation or
                                                                         Employment; Principal
                                                                         Business and Address of Any Corporation or Other
Name                                  Principal Business Address         Organization In Which Such Employment is Conducted, if any
---------------------------------------------------------------------------------------------------------------------------------

The Baupost Group, Inc.*              44 Brattle Street                  Investment Advisor; General
                                      P.O. Box 389125                    Partner of several Massachusetts
                                      Cambridge, MA 02238                investment limited partnerships;
                                                                         manager of The Baupost Fund.
---------------------------------------------------------------------------------------------------------------------------------
Seth A. Klarman                       44 Brattle Street                  President and Director of Baupost
President & Director                  P.O. Box 389125                    Group; general partner, Baupost
                                      Cambridge, MA 02238                Partners and other Massachusetts
                                                                         investment limited partnerships;
                                                                         President and Trustee of The
                                                                         Baupost Fund.
---------------------------------------------------------------------------------------------------------------------------------
Jo-An B. Bosworth                     44 Brattle Street                  Vice President, Secretary and Clerk
                                      P.O. Box 389125                    of Baupost Group, general partner
                                      Cambridge, MA 02238                of Baupost Partners; assistant Clerk
                                                                         of The Baupost Fund.
---------------------------------------------------------------------------------------------------------------------------------
Baupost Associates Limited            44 Brattle Street                  General Partner of Baupost
Partnership                           P.O. Box 389125                    Partners.
                                      Cambridge, MA 02238
---------------------------------------------------------------------------------------------------------------------------------

--------
* For information concerning the directors and executive officers of Baupost Group, see above.

                                      -2-
  330465.3

HARVEST ENTITIES


------------------------------------------------------------------------------------------------------------------------------
                                                                      Present Principal Occupation or
                                                                      Employment; Principal
                                                                      Business and Address of Any Corporation or Other
Name                                Principal Business Address        Organization In Which Such Employment is Conducted, if any
------------------------------------------------------------------------------------------------------------------------------

Laurence D. Belfer                  767 Fifth Avenue                  Executive Vice President and Chief
                                    46th Floor                        Operating Officer of Belco Oil &
                                    New York, NY 10153                Gas Company, an oil exploration and
                                                                      production company with offices at 767 Fifth Avenue,
                                                                      New York, NY 10153.
------------------------------------------------------------------------------------------------------------------------------
James Morgan Rutman                 767 Fifth Avenue                  President and Director of Harvest
                                    46th Floor                        Management.
                                    New York, NY 10153
------------------------------------------------------------------------------------------------------------------------------
Marjorie Gochberg Kellner           767 Fifth Avenue                  Executive Vice President of
                                    46th Floor                        Harvest Management.
                                    New York, NY 10153
------------------------------------------------------------------------------------------------------------------------------


                                      -3-
  330465.3

                                  SCHEDULE II

The following tables set forth all transactions in the Units effected by the Reporting Persons since November 29, 1995.


------------------------------------------------------------------------------------------------------------------------------
                        Type of                                                    Number
                     Transaction*       Trade Date           Unit Price            of Units             Location
------------------------------------------------------------------------------------------------------------------------------

I.  Baupost
    Group                  P             12/13/95              10.625                1,300              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/14/95              10.739                1,800              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/15/95              10.540                  700              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/18/95              10.625                1,900              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/20/95              10.750                3,200              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             01/10/96              10.750                  400              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             01/12/96              10.750                  300              Exchange
---------------------------------------------------------------------------------------------------------------------------
II.  Baupost
     Partners              P             12/14/95              10.739                3,700              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/15/95              10.540                1,500              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/18/95              10.625                3,800              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/20/95              10.750                6,300              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/21/95              10.750                  300              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/22/95              10.625                  700              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             12/27/95              10.500                  400              Exchange
---------------------------------------------------------------------------------------------------------------------------
                           P             01/16/96              10.750                  400              Exchange
---------------------------------------------------------------------------------------------------------------------------


*          "P" indicates a purchase of Units, "S" indicates a sale of Units.



  330465.3

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1996


                                         CUMBERLAND ASSOCIATES


                                         By: /s/ Richard Reiss Jr.
                                         Name: Richard Reiss
                                         Title: Managing Partner


                                          /s/ Richard Reiss Jr.
                                         RICHARD REISS, JR.


                                         /s/ Andrew Wallach
                                         ANDREW WALLACH



                                          /s/ K. Tucker Andersen
                                         K. TUCKER ANDERSEN



                                         /s/ Oscar S. Schafer
                                         OSCAR S. SCHAFER



                                         _____________________________________
                                         BRUCE G. WILCOX



                                         _____________________________________
                                         ELEANOR POPPE



                                          /s/ Glenn Krevlin
                                         GLENN KREVLIN

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1996


                                         CUMBERLAND ASSOCIATES


                                         By:__________________________________
                                         Name:________________________________
                                         Title:_______________________________


                                         _____________________________________
                                         RICHARD REISS, JR.


                                         _____________________________________
                                         ANDREW WALLACH



                                         _____________________________________
                                         K. TUCKER ANDERSEN



                                         _____________________________________
                                         OSCAR S. SCHAFER



                                         _____________________________________
                                         BRUCE G. WILCOX



                                         /s/ Eleanor Poppe
                                             ELEANOR POPPE



                                         _____________________________________
                                         GLENN KREVLIN

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1996


                                         CUMBERLAND ASSOCIATES


                                         By:__________________________________
                                         Name:________________________________
                                         Title:_______________________________


                                         _____________________________________
                                         RICHARD REISS, JR.


                                         _____________________________________
                                         ANDREW WALLACH



                                         _____________________________________
                                         K. TUCKER ANDERSEN



                                         _____________________________________
                                         OSCAR S. SCHAFER



                                          /s/ Bruce G. Wilcox
                                         BRUCE G. WILCOX



                                         _____________________________________
                                         ELEANOR POPPE



                                         _____________________________________
                                         GLENN KREVLIN

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1996


                                          THE BAUPOST GROUP, INC.



                                          By: /s/ Seth A Klarman
                                          Name: Seth A. Klarman
                                          Title: President


                                          BAUPOST PARTNERS


                                          By: /s/ Seth A. Klarman
                                             Seth A. Klarman, general partner



                                          /s/ Seth A. Klarman
                                          SETH A. KLARMAN

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1996


                                         HARVEST CAPITAL, L.P.



                                         By: /s/ J. Morgan Rutman
                                         Name:   J. Morgan Rutman
                                         Title:  General Partner



                                         LDB CORP.



                                         By: /s/ Laurence D. Belfer
                                         Name:  Laurence D. Belfer
                                         Title: President



                                         /s/ Laurence D. Belfer
                                         LAURENCE D. BELFER



                                         /s/ Morgan Rutman
                                         J. MORGAN RUTMAN



                                         /s/ Marjorie Gochberg Kellner
                                         MARJORIE GOCHBERG KELLNER



                                         HARVEST INVESTMENT MANAGEMENT, INC.



                                         By:   /s/J. Morgan Rutman
                                         Name: J. Morgan Rutman
                                         Title:President

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1996




                                     PINE HARVEST PARTNERS, L.P.

                                     By:  Harvest Investment Management, Inc.,
                                               a general partner



                                           By:    /s/J. Morgan Rutman
                                           Name:  J. Morgan Rutman
                                           Title: President



                                     HARVEST ADVISORS, L.L.C.



                                     By:    /s/J. Morgan Rutman
                                     Name:  J. Morgan Rutman
                                     Title: Member

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1996


                                          TWEEDY BROWNE COMPANY L.P.



                                          By:    /s/ Christopher H. Browne
                                          Name:  Christopher H. Browne
                                          Title: General Partner



                                          /s/ Christopher H. Browne
                                          CHRISTOPHER H. BROWNE



                                          /s/ William H. Browne
                                          WILLIAM H. BROWNE



                                          /s/ John D. Spears
                                          JOHN D. SPEARS

                                  SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 1, 1996


                                           /s/Arthur Zankel
                                           ARTHUR ZANKEL

                                 Exhibit Index


----------------------------------------------------------------------------------------------------------
Exhibit                                                                                              Page
----------------------------------------------------------------------------------------------------------

Ex-99.1      Exhibit I   --  Item 5 from the Partnership's Quarterly Report on Form                 50
                             10-Q for the period ended September 30, 1995.
----------------------------------------------------------------------------------------------------------
Exh-99.2    Exhibit II --    Letter agreement, dated January 29, 1996,                              52
                             between the Partnership and the Committee.
----------------------------------------------------------------------------------------------------------
 Exh-99.3   Exhibit III --   Written Agreement dated January 29, 1996, among the                    59
                             Reporting Persons regarding Joint Filing of Schedule
                             13D.
----------------------------------------------------------------------------------------------------------
